Exhibit 10.70

Chairman Compensation Agreement

This Chairman Compensation Agreement dated as of December 29, 2017 (this “Agreement”) by and among LAUREATE EDUCATION, INC., a Delaware corporation (the “Company”), WENGEN ALBERTA, LIMITED PARTNERSHIP, an Alberta limited partnership (“Wengen”), and Douglas L. Becker (“Becker”).

WITNESSETH:

WHEREAS, Becker is the chief executive officer of the Company and will cease to be the chief executive officer as of the close of business on December 31, 2017 (the “Termination Date”); and

WHEREAS, the board of directors of the Company (the “Board”) has elected Becker as chairman of the Board effective January 1, 2018; and

WHEREAS, Becker and the Company want to set forth Becker’s compensation as chairman; and

WHEREAS, pursuant to (1) the Management Stockholder’s Agreement, dated as of October 2, 2013 (the “First Stockholder’s Agreement”), among the Company, Becker and Wengen, (2) the Management Stockholder’s Agreement, dated as of October 25, 2016 (the “Second Stockholder’s Agreement” and, together with the First Stockholder’s Agreement, the “Stockholder’s Agreements”), among the Company, Becker and Wengen, and (3) the Second Amended and Restated Executive Interest Subscription Agreement, dated as of August 31, 2010 (the “Subscription Agreement”), between Becker and Wengen, Becker has agreed to certain confidentiality, non-competition and non-solicitation covenants with the Company and Wengen, respectively (the “Restrictive Covenants”); and

WHEREAS, Becker has received and shall receive from the Company good and valuable consideration for his role as chief executive officer of the Company and chairman of the Board; and

WHEREAS, Becker, Wengen and the Company want to amend the Restrictive Covenants in the manner set forth herein.

NOW THEREFORE, in order to implement the foregoing and in consideration of the mutual representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

1.             Definitions. All defined terms used in this Agreement (unless otherwise defined in this Agreement) shall have their respective meanings set forth in the applicable Stockholder’s Agreement or the Subscription Agreement, as applicable.

(a)           “Business” shall mean the business of providing post-secondary degree granting higher education.

(b)           “Competitive Business” shall mean (i) any Business that provides the same degree in the same subject matter online in the United States as is provided online by the Company or its Subsidiaries in the United States, (ii) any Business that provides the same degree in the same subject matter online in any other geographic area as is provided online by the Company or any of its Subsidiaries in such geographic area, or (iii) any Business that provides the same degree in the same subject matter, whether online or through a physical location, in any geographic area where the Company or any of its Subsidiaries provides such a program through a physical location; provided, however, that if Becker has ceased to be a member of the Board, “Competitive Business” shall not include Business conducted in any geographic area unless the Company or its Subsidiaries: (1) was offering such degree in such geographic area on the date

Becker ceased to be a member of the Board, and (2) is offering such degree in such geographic area at the time Becker is to enter the Business there.

(c)           “Confidential Information” shall mean all non-public information concerning trade secret, know-how, software, developments, inventions, processes, technology, designs, financial data, strategic business plans or any proprietary or confidential information, documents or materials in any form or media.

(d)           “Customer” shall mean all persons (including students) or entities who have used Laureate services at any time during the two year period preceding the Termination Date.

(e)           “Non-Competition Period” shall mean the period from January 1, 2018 to December 31, 2019.

(f)            “Sterling Affiliate” shall mean each of Sterling Capital Partners, LLC, a Delaware limited liability company, Sterling Capital Partners, L.P., a Delaware limited partnership, Sterling Capital Partners II, LLC, a Delaware limited liability company, Sterling Capital Partners II, L.P., a Delaware limited partnership, Sterling Capital Partners Ill, LLC, a Delaware limited liability company, Sterling Capital Partners III, L.P., a Delaware limited partnership, Sterling Capital Partners IV, LLC, a Delaware limited liability company, Sterling Capital Partners IV, L.P., a Delaware limited partnership, Sterling Venture Partners, LLC, a Delaware limited liability company, Sterling Venture Partners, L.P., a Delaware limited partnership, Sterling Venture Partners II, LLC, a Delaware limited liability company, Sterling Venture Partners II, L.P., a Delaware limited partnership, Sterling Partners 2009, LLC, a Delaware limited liability company, Sterling Partners — Small Market Growth 2009, L.P., a Delaware limited partnership, Sterling Education Partners, LLC, a Delaware limited liability company, Sterling Small Market Education Fund, L.P., a Delaware limited partnership, Sterling Fund Management, LLC

(“SFM”), a Delaware limited liability company, Shorelight Holdings, LLC, a Delaware limited liability company, and the subsidiaries and any current or future Affiliates of any of the foregoing, including but not limited to future private equity funds managed by SFM and/or with general partners’ controlled by the current principal members of SFM.

2.             Compensation.

(a)           The Company shall pay Becker $400,000 (“Base Compensation”) in calendar year 2018 for his service as chairman of the Board, which amount shall be payable in equal installments quarterly in arrears; provided that, if Becker ceases to be chairman of the Board as a result of resignation, permanent disability or death, Becker (i) shall not be entitled to any payment for the period after Becker ceases to be chairman and (ii) shall receive a pro-rated payment for the quarter in which such event occurs calculated by multiplying the Base Compensation by a fraction, (A) the numerator of which is the number of days in such quarter in which Becker served as chairman and (B) the denominator of which is ninety (90).

(b)           The Company shall pay Becker (or, at Becker’s option, to such other payee as Becker shall indicate) up to $100,000 for the documented out of pocket expenses of his home or other office so long as such expenses are incurred within one year from the date hereof.

3.             Amendment to the Stockholder’s Agreement. Section 22 of each of the Stockholder’s Agreements hereby is deleted in its entirety.

4.             Retirement. Effective at the close of December 31, 2017, Becker’s employment with the Company shall be deemed to be terminated “by reason of Retirement” for purposes of Section 3.2(b) of the Stock Option Agreements. The Company acknowledges and agrees that Becker served as Chief Executive Officer of the Company for the entirety of 2017 and shall be qualified for any equity vesting through and including December 31, 2017. Becker acknowledges and agrees that any options scheduled to vest in 2018 or thereafter will vest only if approved in advance by the Company’s Compensation Committee.

5.             Restrictive Covenants. Effective as of the date hereof:

(a)           In consideration of the Company entering into this Agreement with Becker, Becker hereby agrees that he shall not, directly or indirectly, without the Company’s prior written consent:

(i)            disclose or use Confidential Information pertaining to the business of the Company or any of its subsidiaries, except (A) when required to perform his duties to the Company or one of its subsidiaries, (B) as required by applicable law, regulation or government action or (C) in order to enforce Becker’s rights under this Agreement or any of the other agreements referenced herein;

(ii)           during the Non-Competition Period, for his own behalf or as a partner, owner, director, officer, stockholder, member, employee, agent, consultant, or independent contractor of any Person, engage in a Competitive Business.

(iii)          at any time from January 1, 2018 to December 31, 2020, directly or indirectly (A) solicit Customers or business partners of the Company or any of its Subsidiaries to terminate their relationship with the Company or any of its Subsidiaries or otherwise solicit such Customers or business partners to engage in a Competitive Business; or (B) solicit, offer employment to, hire, direct any other Person to hire or suggest to any other Person that such Person hire (as an employee, consultant or independent contractor) any Person who is, or has been at any time during the twelve (12) months immediately prior to such solicitation, offer or hiring, an employee of the Company or any of its Subsidiaries; provided, however, that such restriction shall not apply to any Person who was no longer employed by the Company as of December 31, 2017, or who is involuntarily terminated from the Company at any time, and provided further that as to any Person who voluntarily resigned from the Company, Becker may seek the Company’s consent to solicit, offer employment to or hire such Person and the Company shall not unreasonably withhold, condition or delay its consent;

(iv)          during the Non-Competition Period, acquire a financial interest in, or otherwise become actively involved with, any Competitive Business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, or trustee.

(b)           Notwithstanding anything to the contrary in the foregoing, for the purposes of this Section 5, Becker may, directly or indirectly own, solely as an investment, securities of any Person engaged in a Competitive Business that is publicly traded on a national stock exchange if Becker (i) is not a controlling person of, or a member of a group which controls, such Person, (ii) does not, directly or indirectly, own 1% or more of any class of securities of such Person and (iii) does not serve as a director of, or have any rights to designate or nominate any director for such Person or any of its Affiliates.

(c)           Notwithstanding anything to the contrary in the foregoing, Becker shall not be deemed to violate this Section 5 solely by virtue of Becker’s direct or indirect ownership of the outstanding securities of any Sterling Affiliate (or of any Person through a Sterling Affiliate), provided, however, that Becker’s direct or indirect ownership of such Sterling Affiliate does not exceed 5% of the outstanding securities of such Sterling Affiliate and that, during the Non-Competition Period, Becker shall:

(i)            refrain from any activity that is intended to create, acquire, maintain or otherwise operate a Competitive Business through such Sterling Affiliate, or that would reasonably be expected to result in a misappropriation of a Business Opportunity (as hereinafter defined) of the Company or its Subsidiaries;

(ii)           not, directly or indirectly, participate in, or attempt to influence, the management, direction or policies of (other than through the exercise of any voting rights held by Becker in connection with such securities) any such Sterling Affiliate that is engaged in a Competitive Business; and

(iii)          only while Becker is a member of the Board, (A) no later than thirty (30) days following Becker’s acquisition of a direct or indirect ownership interest in any Competitive Business and/or Becker’s receipt of information that any Sterling Affiliate in which he has an ownership interest (or Person in which Becker has an ownership interest through a Sterling Affiliate) not previously a Competitive Business has become or is reasonably likely to become a Competitive Business, Becker shall provide written notice to the Board of such development; and (B) on a quarterly basis, Becker shall provide a report to the Board setting forth, in reasonable detail, a general description of the business activities and plans of such Competitive Business, and any other material information relating to the scope of Becker’s activities with respect thereto; provided, however, that no disclosure requirement in this paragraph shall require Becker to breach any fiduciary duties and/or duties of confidentiality that may be owed to such Sterling Affiliate or Competitive Business.

(d)           For purposes of this Agreement, “Business Opportunity” shall mean one or more transactions or other corporate opportunities available to the Company or any of its

Subsidiaries that Becker learns about as a direct result of his service to the Company and its Subsidiaries. Notwithstanding anything to the contrary in this Agreement, (x) the Board, by majority vote of those directors not designated by a Sterling Affiliate, or any duly designated committee of the Board, may waive (in writing or by resolution) any noncompetition provisions described in this Section 6 in its discretion; and (y) Becker’s membership on the board of managers (or similar body) of any Sterling Affiliate shall not in and of itself constitute a breach hereof.

(e)           If at any time a court holds that the restrictions stated in Section 5(a) are unreasonable or otherwise unenforceable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographic area determined to be reasonable under such circumstances by such court will be substituted for the stated period, scope or area. Because Becker’s services are unique and because Becker has had access to Confidential Information, the parties hereto agree that while the Company may ask for monetary damage for a breach by Becker of this Agreement, monetary damages shall be an inadequate remedy for any such breach of this Agreement. In the event of a breach or threatened breach of this Agreement, the Company or its subsidiaries or their respective successors or assigns shall, in addition to other rights and remedies existing in their favor, shall be entitled to an injunction, restraining order or other equitable relief (in each case, without the posting of a bond) to prevent breaches of the provisions of this Agreement and to specifically enforce the terms and provisions hereof in any court of competent jurisdiction in the United States or any state thereof.

6.             Termination of Subscription Agreement. The parties agree that the Subscription Agreement is terminated as of the date hereof.

7.             Representations and Warranties. Each of Wengen and the Company represents and warrants that this Agreement has been duly authorized by it. Each Person party hereto represents and warrants that this Agreement has been executed and delivered by such Person and is enforceable against such Person in accordance with the terms hereof.

8.             Service At the Board’s Discretion. Nothing contained in this Agreement prohibits or restricts the Board, in the exercise of its fiduciary duties, from removing Becker as chairman of the Board at any time, and Becker hereby acknowledges and agrees that neither the Company nor any other person has made any representations or promises whatsoever to Becker concerning Becker’s continued role as the chairman of the Board.

9.             Applicable Law; Jurisdiction; Arbitration; Legal Fees.

(a)           The laws of the State of Maryland applicable to contracts executed and to be performed entirely in such state shall govern the interpretation, validity and performance of the terms of this Agreement.

(b)           Except as provided in Section 9(d) hereof, in the event of any controversy among the parties hereto arising out of, or relating to, this Agreement that cannot be settled amicably by the parties, such controversy shall be finally, exclusively and conclusively settled by mandatory arbitration administered by JAMS in accordance with its rules for the resolution of an employment dispute and conducted before a single arbitrator. Such arbitration process shall take place in Baltimore, Maryland. The decision of the arbitrator shall be final and binding upon all parties hereto and shall be rendered pursuant to a written decision, which contains a detailed recital of the arbitrator’s reasoning.

(c)           In the event of any arbitration or other disputes with regard to this Agreement or any other document or agreement referred to herein, each Party shall pay its own legal fees and expenses, unless otherwise determined by the arbitrator.

(d)           Notwithstanding anything to the contrary in the foregoing, each of the parties hereto shall be entitled to pursue equitable relief and enforcement of any arbitration award in any court with jurisdiction over such matter.

10.          Notices. All notices, consents, payments, demands and other communications required or permitted for herein shall be in writing and sent by electronic mail (if an address is provided for notice pursuant to this provision) and shall be (a) delivered personally to the Person or to an officer of the Person to whom the same is directed, or (b) sent by electronic mail, facsimile, overnight courier or registered or certified mail, return receipt requested, postage prepaid. Any notice or other communication hereunder shall be deemed duly delivered, given and received for all purposes as of: (i) the date so delivered, if delivered personally; (ii) upon receipt, if sent by electronic mail, facsimile or overnight courier; or (iii) on the date of receipt or refusal indicated on the return receipt, if sent by registered or certified mail, return receipt requested, postage or charges prepaid and properly addressed. All communications shall be sent to such party’s address as set forth below or at such other address or to such other person as the party shall have furnished to each other party in writing in accordance with this provision:

(a)           If to the Company, to it at the following address:

Laureate Education, Inc.
1001 Fleet Street
Baltimore, MD 21202-4382
Attention: General Counsel
Telecopy: (410) 843-8544

(b)           If to Wengen, to it at the following address:

Wengen Alberta, Limited Partnership
c/o Kohlberg Kravis Roberts & Co.
9 West 57th Street, Suite 4200
New York, NY 10019
Attention: General Counsel
Telecopy: (212) 750-0003

And, with a copy (which shall not constitute notice to Wengen) to:

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Attention: Gary Horowitz
Telecopy: (212) 455-2502

(c)           If to Becker, to him at the following address:

200 Biscayne Blvd Way, Apt 5401
Miami FL 33131
Email: dbecker66@gmail.com

and, with a copy (which shall not constitute notice to Becker) to:

Katten Muchin Rosenman LLP
525 W. Monroe Street
Chicago, IL 60661
Attention: Saul E. Rudo
Telecopy: (312) 577-8870
Email: Saul.Rudo@kattenlaw.com

11.          Counterparts. This Agreement may be executed in counterparts, all of which taken together shall constitute one and the same agreement.

12.          Assignment; Successors and Assigns. The parties hereto shall not assign their rights nor delegate their obligations hereunder, except by operation of law. This Agreement shall be binding upon the successors and permitted assigns of the parties hereto.

13.          Entire Agreement. This Agreement constitutes the entire agreement, and supersedes all other prior agreements both written and oral, among the parties with respect to the subject matters hereof.

14.          Construction. Each party has been represented by counsel, and, therefore, each party waives the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement will be construed against the party drafting such agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Chairman Compensation Agreement on the date first written above.

LAUREATE EDUCATION, INC.

By:	/s/ Eilif Serck-Hanssen
Name:	Eilif Serck-Hanssen
Title:	President and CAO

WENGEN ALBERTA, LIMITED PARTNERSHIP

By:	WENGEN INVESTMENTS LIMITED
Its:	General Partner

By:	/s/ Eilif Serck-Hanssen
Name:	Eilif Serck-Hanssen
Title:	Chief Accounting Officer and Treasurer

DOUGLAS BECKER

/s/ Douglas Becker